Exhibit 99.1

Cerecor Announces Completion of Enrollment in Phase 2 Clinical Trial with CERC-301 as an Oral, Adjunctive Treatment of Major Depressive Disorder

Top-Line Data Now Expected in November 2016

BALTIMORE--(BUSINESS WIRE)--September 21, 2016-- Cerecor Inc. (NASDAQ: CERC), a clinical-stage biopharmaceutical company developing treatments to make a difference in the lives of patients with neurological and psychiatric disorders, today announced that it has completed patient enrollment in its Phase 2 clinical trial for CERC-301, Clin301-203, as an oral, rapidly acting adjunctive treatment of major depressive disorder (“MDD”). The Company now expects to report top-line data from this trial in November 2016.

Cerecor launched its Phase 2 clinical trial with CERC-301 for the adjunctive treatment of MDD in September 2015. The randomized, double-blind, placebo-controlled trial enrolled 115 subjects with MDD who experienced a severe depressive episode despite stable ongoing treatment with either a serotonin reuptake inhibitor or a serotonin norepinephrine reuptake inhibitor. The trial includes two intermittent dose administrations seven days apart, followed by 14 days of observation. The primary objective of the trial is to evaluate the antidepressant effect of CERC-301 in 12 mg and 20 mg dosages compared to placebo as assessed by the six-item unidimensional subset of the Hamilton Depression Rating Scale.

About CERC-301

CERC-301 is an oral, NR2B specific N-methyl-D-aspartate receptor antagonist being developed as an adjunctive treatment of MDD. Cerecor received fast track designation by the United States Food and Drug Administration in November 2013 for CERC‑301 for the treatment of MDD. We believe CERC‑301 has the potential to be a first-in-class medication that may significantly reduce depressive symptoms in a matter of days. Provided we are able to demonstrate efficacy and continued safety in our Phase 2 trial, we plan to move forward with Phase 3 development.

About Cerecor

Cerecor is a clinical-stage biopharmaceutical company developing innovative drug candidates to make a difference in the lives of patients with neurological and psychiatric disorders. We are committed to the development of drugs that improve lives by applying our extensive knowledge and experience in central nervous system disorders. In addition to CERC-301, Cerecor is currently pursuing the development of CERC-501, which is also a clinical Phase 2-stage product candidate.

CERC-501 is a potent and selective kappa opioid receptor antagonist that is currently in a Phase 2 clinical trial for smoking cessation that is expected to provide top-line data in December 2016. In addition to Cerecor’s Phase 2 trial, three externally-funded clinical trials are being conducted to evaluate the use of CERC-501 in treating depressive symptoms, stress related smoking relapse and cocaine addiction. One study is being conducted under the auspices of the National Institute of Mental Health, the second is a collaboration between Cerecor and Yale investigators with funding from the National Institutes of Health and the third is being conducted at Rockefeller University Hospital with funding from a private foundation.

Cerecor has one preclinical stage asset, CERC-406, a brain penetrant catechol‑O‑methyltransferase inhibitor with potential procognitive activity.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (443) 304-8002.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements include statements regarding the expected timing of data from clinical trials and may also include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions (including their use in the negative), or by discussions of future matters such as the development of product candidates or products, potential benefits of product candidates, technology enhancements and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MacDougall Biomedical Communications
Doug MacDougall or Joe Rayne, 781-235-3060
ir@cerecor.com